Exhibit 99.1

NEWS RELEASE
For more information, contact:	September 29, 2003
Lisa F. Campbell, Senior Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP DECLARES 11-for-10 STOCK SPLIT

Distribution is the second since New Century opened in May, 2000.

Dunn, NC … The first action of the board of directors of the newly-formed New Century Bancorp was to unanimously approve an eleven-for-ten (11-for-10) stock split to be effected in the form of a 10% stock dividend, announced John Q. Shaw, president and CEO. The shares will be distributed October 24, 2003 to shareholders of record as of October 10, 2003.

“This is an exciting time for our bank,” Shaw said. “With our shareholders’ approval in June of the formation of New Century Bancorp as a holding company, we are able to grow our bank in new ways. The declaration of this stock split shows the board’s confidence in our ability to continue to expand our bank and to give our shareholders a good return on their investment in us. We have enjoyed a tremendous level of shareholder support since we opened, and it is a great pleasure to be able to issue this, our second 10% stock split, to them.”

As a result of the dividend, shareholders will receive 1 (one) additional share of New Century Bancorp stock for every 10 (ten) shares they currently hold. The additional shares will be presented simultaneously with the exchange of New Century Bank shares for New Century Bancorp shares during fourth quarter 2003. New Century stock transactions are handled by Trident Securities, which can be reached at 1-800-340-6321.

As of June 30, 2003, New Century had total assets of $160.4 million.

New Century Bancorp is the holding company for New Century Bank, a community bank that opened in 2000 in Dunn, NC, and now has offices in Clinton, Dunn and Fayetteville. During

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the fourth quarter, under the holding company, the Fayetteville office of New Century Bank will become a subsidiary: New Century Bank of Fayetteville.

Members of the New Century Bancorp board of directors include: C. L. Tart, Jr., president, Tart & Tart, Inc.; Oscar N. Harris, president and senior partner, Oscar N. Harris & Associates, P.A.; John Q. Shaw, Jr., president and CEO, New Century Bank; Carlie C. McLamb, president, Carlie C’s IGA and Carlie C’s Operations; T. C. Godwin, Jr., President, T-Mart Food Store, Inc.; and, Gerald W. Hayes, president and attorney, Hayes, Williams & Turner, P.A. When New Century Bank of Fayetteville becomes a subsidiary, three additional members from Fayetteville will be named to the board of New Century Bancorp, forming a nine-member board.

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Stock Symbol: NCBN – OTC Electronic Bulletin Board

www.newcenturybanknc.com

This document contains Forward-Looking Statements that are subject to risks and uncertainties. These Forward-Looking Statements include information about possible or assumed future results of our operations. When we use any of the words “believes,” “expects,” “anticipates,” or similar expressions, we are making Forward-Looking Statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our Forward-Looking Statements.

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